Exhibit 10.21

MASTER OFFTAKE AGREEMENT

THIS MASTER OFFTAKE AGREEMENT is made on 5th March, 2025 (including the schedules and annexes hereto, all of which form a part hereof, this “Master Offtake Agreement” and hereinafter also called the “Agreement”).

BETWEEN:	OM COMMODITIES LLC
8101 Biscayne Blvd, #707
Miami, FL, 33138 USA

(hereinafter called “Seller ” and “OMC”)

AND:	ACE GREEN RECYCLING INC
2700 Post Oak Blvd, Suite 2100, Houston, TX 77056, USA
(hereinafter called “Buyer” and “Ace”)

each hereinafter called “Party” and together hereinafter called “Parties”

WHEREAS, Ace is a recycler of Lead Batteries using its proprietary clean technology to recycle end of life Lead Batteries / Paste and Metallics to produce battery grade products; and

WHEREAS, OMC aggregates certain Products (as defined below); and

WHEREAS, OMC and its Affiliates (collectively, the “Sellers”) wish to sell to Ace and/or its Affiliates, and Ace wishes to purchase (and/or cause its Affiliates to purchase) from the Sellers,(as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS:

“OMC Facility” means the warehousing facilities owned by Seller or any of its Affiliates where Lead Scrap are aggregated by the Seller or its Affiliates in U.S.A. and South America.

“Affiliate” means, with respect to any specified individual or entity (a “Person”) or entity, any other or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person, and “control”, including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or entity.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Singapore.

“Day” means a calendar day.

“Delivery Point” means for Products supplied by any OMC facility, Buyer’s to be set up recycling facility at 735 FM 92 Silsbee, Texas 77656 (“Seller’s Facility”) or another alternative and delivery point nominated by the Buyer, which shall be set forth in each respective Subject Purchase Agreement.

“Dollars” and “US$” “USD” means the lawful currency for the time being of the United States of America and in respect of all payments to be made under this Master Offtake Agreement in Dollars, means immediately available, freely transferable funds.

“Lead Scrap” except as otherwise expressly excluded, all materials, (i) End of Life or warranty reject lead acid batteries (ii) Lead Paste (iii) Lead Metallics, lead paste/metallics, remelted lead or lead alloy of such quality as to be acceptable to Buyer.

“INCOTERMS 2020®” shall mean the International Chamber of Commerce’s official rules for the interpretation of trade terms known as INCOTERMS 2020 or as later amended or replaced.

“Month” means a calendar month.

“MT” means a metric ton, a unit of weight equal to 1’000 kilograms or 2’204.62 lbs.

“Person” has the meaning set forth in the definition of “Affiliate”.

“Product” means Lead Scrap

“Specifications” has the meaning set forth in Clause 4.1.

“Subject Purchase Agreement” shall have the meaning set forth in Clause 3.2 hereof.

“Term” means the time period as defined in Clause 2.

2.	DURATION OF THIS MASTER OFFTAKE AGREEMENT

This Master Offtake Agreement shall, unless earlier terminated in accordance with the termination provisions set forth herein, commence on the date hereof (the “Effective Date”) and shall, unless earlier terminated in accordance with the termination provisions set forth herein, continue in full force and effect for a period ending on the later to occur of fifteen (15) years from the production startup date of the Buyer, which is anticipated to be in H1 2026.

Following the Initial Term, this Master Offtake Agreement shall be renewed automatically on an evergreen basis for further periods of five (5) years each (each, a “Subsequent Term”), subject to the right of either Party to terminate this Master Offtake Agreement by delivering written notice to the other Party of at least ninety (90) days.

3.	QUANTITY; SUBJECT PURCHASE AGREEMENTS

3.1.	Quantity:

Subject to the terms of this Master Offtake Agreement, Seller shall sell and deliver to Buyer, and Buyer shall purchase and take delivery from the Seller of minimum 30,000 MT of Lead Scrap on an annual basis in approximate monthly volumes of 2,500 MT.

At Buyer’s discretion, the Quantity can be increased from the initial 30,000 MT annually up to 100,000 MT annually, for which the Buyer will give 12 months notice to the Seller for each increase in volume. It is anticipated that this option will be exercised as the capacity of the Seller’s Facility is increased over time.

3.2.	Negotiation and conclusion of Subject Purchase Agreement:

With respect to Lead Scrap aggregated by Seller during the Term and/or forecasted to be supplied during the next calendar year, Seller and Buyer shall enter into purchase provided Seller has submitted all relevant commercial information and any other information requested by Buyer, with respect to such Product that shall include material commercial terms mutually agreed by the Parties, including as to the required quality specifications of such Products, product warranties with respect thereto, the treatment of any Products, delivery locations, quantities, delivery schedules, pricing, quotational periods, and payment terms, in form as per Appendix I to this Contract (any such agreement, a “Subject Purchase Agreement”).

Each Subject Purchase Agreement shall be governed by and subject to the terms and conditions of this Master Offtake Agreement. The Subject Purchase Agreement shall govern the commercial terms as mentioned in Appendix I and shall be negotiated between the Buyer and the Seller. In the event of any commercial conflict between the Subject Purchase Agreement and this Master Offtake Agreement, the relevant provision of the Subject Purchase Agreement shall supersede.

4.	SUPPLY, QUALITY AND MEASUREMENT

4.1.	Delivery of Products and Off-spec Products

The quality specifications (the “Specifications”) for each Product shall be set forth in the applicable Subject Purchase Agreement for such Product.

Without limiting the foregoing, Buyer and Seller shall agree on an inspection procedure, at Seller’s cost, in accordance with the industry standard for such Product, as part of the Subject Purchase Agreement which may include: the Buyer’s right to inspect Products either at the Seller’s Facility or upon receipt; and to reject Products which do not conform to the specifications and requirements set forth in this Master Offtake Agreement or the applicable Subject Purchase Agreement and where Buyer and Seller are unable to reasonably reach a commercial agreement on price for offtake of such off spec materials. All costs and damages incurred by Buyer as a result of rejections made under the provisions hereof shall be paid by Seller and Buyer may return such Products at Seller’s expense. All Products shall remain subject to Buyer’s inspection as per terms of the Subject Purchase Agreement notwithstanding Buyer’s payment for the Products.

In the event that Buyer requires a sample of any Product to assist it in connection with the on-sale of the Product (including for the purposes of obtaining supply chain qualification of the Product), Buyer may request such sample at any time and Seller shall comply with Buyer’s request as long as sample deliveries are within reasonable size and costs, otherwise, Buyer and Seller may consider sharing Seller’s costs of providing samples, and provided shipment of samples is legal.

4.2.	SDS:

The Seller will ensure that the Products are delivered with a Safety Data Sheet (SDS) and all other safety/hazardous goods documentation/ declarations such that the Products can be readily on-sold globally by the Buyer. Buyer shall keep Seller updated on requirements providing Seller with reasonable time and support to provide such documentation.

5.	DELIVERY AND DELIVERY TERMS

The Products shall be delivered to the Buyer Delivered at Place (DAP) Delivery Point unless otherwise agreed differently in the applicable Subject Purchase Agreement for such Product.

Packaging: to be a method that is generally accepted by the industry for the Products and includes all applicable classifications (e.g. UN Dangerous goods classification).

6.	TITLE AND RISK OF LOSS

6.1.	Title:

The title to and ownership of the Products shall pass from Seller to Buyer in accordance with the terms and conditions of the applicable Subject Purchase Agreement.

6.2.	Risk:

The risk of loss or damage to the Products shall pass to Buyer in accordance with the INCOTERMS 2020® and the delivery term set forth in the applicable Subject Purchase Agreement.

7.	PRICE

7.1.	Provisional Price:

In the event the parties agree to apply a Provisional Price to any Product, the provisional price shall be as set forth in the applicable Subject Purchase Agreement.

7.2.	Final Price:

The Final Price for each delivery of Products shall be calculated in accordance with the applicable Subject Purchase Agreement.

7.3.	Purchase Price:

The Buyer and Seller shall mutually agree on the price of Lead Scrap on a formula basis, valid for three months, after which it shall be re-discussed for the next quarter. The purchase price will be based on a percentage (%) of the Lead price quoted on the London Metal Exchange (LME) or Comex, as agreed between the Buyer and the Seller. Additionally, the Buyer and Seller may agree on a monthly quantity priced at USD per lb, based on mutual consent.

If the Buyer and Seller are unable to agree on the price for the upcoming quarter, the quantity for that quarter may be mutually cancelled and removed from the contractual obligation.

7.4.	Changes in Quotations:

In the event that LME (or any specifically named publication and/or its industry accepted equivalent) ceases to publish or changes the basis to calculate relevant reference price for determining the reference price specified in this Master Offtake Agreement or any applicable Subject Purchase Agreement, Seller and Buyer shall meet with a view to agreeing on revising the pricing structure or seeking an alternative publication or reference price. The basic objective of such meeting will be to secure continuity of fair pricing. If the parties fail to reach an agreement within thirty (30) days from the notification date by either Party then the other Party shall refer the determination of the substitute publication or reference price to final determination by arbitration pursuant to this Master Offtake Agreement. During any period in which no reference price has been agreed to by the parties or determined by a court of competent jurisdiction, the provisional price shall be set by Buyer in its reasonable good faith discretion.

8.	QUOTATIONAL PERIOD

The applicable Quotational Period(s) with respect to each Products (and their respective payable metals) shall be as set forth in the applicable Subject Purchase Agreement.

9.	PAYMENT

The payment terms for the Products shall be within thirty (30) days of delivery, unless agreed differently in the applicable Subject Purchase Agreement.

10.	TAXES AND DUTIES

Unless otherwise provided herein or in any Subject Purchase Agreement, Buyer shall be responsible for all taxes, fees, duties and charges imposed by law on Buyer, and Seller shall be responsible for all taxes, fees, duties and charges imposed by law on Seller.

11.	QUALITY & WEIGHT

The applicable procedures for the inspection, weighing, sampling, moisture determination, and assaying of Products shall be as set forth in the applicable Subject Purchase Agreement.

12.	TOTAL AND PARTIAL LOSS

If applicable, in the event of total or partial loss of and/or total or partial damage to the Products after risk of the Products has passed over from Seller to Buyer (as set out in Clause 6. TITLE AND RISK OF LOSS), final settlement shall be based on the weights and in accordance with the terms of this Master Offtake Agreement and the applicable Subject Purchase Agreement.

13.	CONFIDENTIALITY

The contents of this Master Offtake Agreement and each Subject Purchase Agreement are confidential. Each Party represents and undertakes that they will keep confidential any information concerning the other Party or its business, which the other Party informs them is confidential or which a reasonable person receiving that information in the same circumstances would regard as being confidential (“Information”) and not share it with or disclose it to any other party, unless the Information is shared with a third party pursuant to a duly executed confidentiality agreement, or unless otherwise agreed in writing between the Parties to this Master Offtake Agreement.

Notwithstanding the above, each Party acknowledges that the Information may be used by the other Party, its subsidiaries, and third parties in connection with the administration of the Parties’ relationship (e.g., credit risk, compliance) or as otherwise required by applicable laws or regulation.

Moreover, neither Party shall be restricted from disclosing the existence of this Agreement to third parties, subject to the other Party’s prior written approval. By entering into this Agreement, the Parties acknowledge and agree that: (a) reasonable press releases relating to this Agreement may be prepared and issued by either Party (with the reasonable consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed); and (b) upon signing of this Agreement (and/or any future Subject Purchase Agreement), if requested by Seller, Buyer shall provide its redacted version of such signed document to be included in Seller’s due diligence data room which will be subject to review by third parties having signed confidentiality agreements in form and substance customary for access to due diligence data rooms. Any sharing of unredacted version of this Agreement (and/or any Subject Purchase Agreement), shall be subject to a tripartite non-disclosure agreement between the Buyer, the Seller and applicable receiving party.

14.	PUBLICITY:

Upon signing this Master Offtake Agreement, both OMC and Ace shall be allowed to advertise their collaboration for which both Parties will work together and take prior permission from the other for the contents of any press release. Such press releases can be released to news organizations and also posted on each Party’s website. It is expected that consent will not be unreasonably withheld for disclosures relating to important investment and financing activities of either Party. Disclosure will also be permitted where it is required to comply with legal or regulatory imperatives, in which case consent is automatically assumed. In any case and for both Parties, consent will be assumed to have been granted if no response to the contrary has been received within fourteen (14) days of the written request for permission.

15.	INCOTERMS

Unless otherwise specified herein, INCOTERMS 2020® shall be applicable for the execution of this Master Offtake Agreement and each Subject Purchase Agreement. Where any terms in this Master Offtake Agreement (or any applicable Subject Purchase Agreement) are contrary to the comparative Incoterm, the terms of this Master Offtake Agreement (or applicable Subject Purchase Agreement) shall prevail.

16.	ASSIGNMENT/NOVATION

Neither Party may assign or transfer or purport to assign or transfer any of its rights or obligations under this Master Offtake Agreement (or any Subject Purchase Agreement) without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed. Any Assignment/Novation by either Party is subject to prior successful completion of the KYC (“Know Your Customer”) process in effect at the time of Assignment/Novation for that Assignee/Novatee as well as subject to additional Compliance clauses as provided by Buyer, if applicable.

17.	AMENDMENTS

No amendment of this Master Offtake Agreement (or any Subject Purchase Agreement) shall be effective unless made in writing and signed by authorized representatives of both Parties.

18.	SEVERABILITY

In the event any provision of this Master Offtake Agreement (or any Subject Purchase Agreement) is or becomes unenforceable under applicable law, such provision shall be modified or limited in its effect to the extent necessary to cause it to be enforceable. Otherwise such provision shall be severed and the remaining provisions of this Master Offtake Agreement (or applicable Subject Purchase Agreement) shall continue in full force.

19.	NOTICES

Any notice given by either of the Parties hereto to the other under this Master Offtake Agreement (or any Subject Purchase Agreement) shall be in writing and shall be sent by registered mail or courier or in email attachment and shall be directed to the address of the recipient set forth below and to the attention of the respective persons. Any such notices shall be effective (a) in the case of registered mail or courier at the time of delivery (pursuant to the delivery receipt), or (b) in the case of email, at the time of transmission or on the immediately following Business Day if time of transmission is outside normal business hours at the place of receipt. A Party shall notify a change of address to the other Party under this clause.

If to Buyer:

ACE GREEN RECYCLING INC

2700 Post Oak Blvd, Suite 2100,

Houston, TX 77056, USA

Attention: Nishchay Chadha

Email: nishchay.chadha@ace-green.com

If to Seller:

OM Commodities LLC

8101 Biscayne Blvd, #707

Miami, FL, 33138 USA

Attention: Yiannis Dumas

Email: Ydumas@omcommodities.com

20.	COMPLIANCE CLAUSE

Each Party warrants, represents and undertakes to the other that, in connection with the subject matter of this Master Offtake Agreement and each Subject Purchase Agreement, it, its Affiliates and its or their directors, officers, employees, agents, representatives and any other person acting on its or their behalf: have complied with, and will comply with, all applicable laws, rules and regulations including, without limitation, sanctions, anti-corruption, anti-money laundering and tax laws; and have not authorized, offered, promised, paid or otherwise given, and will not authorize, offer, promise, pay or otherwise give, whether directly or indirectly, any financial or other advantage to or for the use or benefit of any government official or any private individual (i) for the purpose of inducing or rewarding that person’s improper performance of their relevant function, or (ii) that would be a breach of any applicable law.

21.	ENTIRE AGREEMENT

This Master Offtake Agreement and each Subject Purchase Agreement (including all Schedules and Annexes thereto) constitutes the entire agreement of the Parties and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

22.	FORCE MAJEURE

Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement except for any obligations of the Licensee to make payments to Licensor hereunder, when and to the extent such failure or delay is caused by or results from acts beyond the control of the impacted Parties (“Impacted Party”), including, without limitation, the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labour stoppages or slowdowns, or other industrial disturbances; (h) telecommunication breakdowns, power outages or shortages, lack of warehouse or storage space, inadequate transportation services, or inability or delay in obtaining supplies of adequate or suitable materials; and (i) other similar events beyond the control of the Impacted Party.

The Impacted Party shall give Notice within ten (10) days of the Force Majeure Event to the other Party (“Non-Impacted Party”), stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimised. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause of the Force Majeure Event.

23.	GOVERNING LAW & ARBITRATION

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, USA. In the event of any dispute between the Parties, the Parties will first attempt to resolve such dispute through negotiation. If the Parties fail to resolve their dispute through negotiation after thirty (30) days, the Parties will seek the assistance of a mutually agreed mediator based in Texas, USA. If the Parties fail to resolve their dispute through mediation after forty-five (45) days, then the Parties shall resolve their dispute by arbitration under the New York International Arbitration Center Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one, and the arbitrator shall be the mediator himself/herself or someone appointed by the mediator. The seat, or legal place, of arbitration shall be New York, USA. The Parties shall instruct the arbitrator to conduct the arbitration in an expedited manner on a timeline that will yield an arbitration decision or award within sixty (60) days.

IN WITNESS WHEREOF the Parties have executed this Master Offtake Agreement as of the Execution Date.

ACE GREEN RECYCLING INC

By:

Nishchay Chadha
CEO

OM COMMODITIES LLC

By:

Yiannis Dumas
Director

APPENDIX I

SUBJECT PURCHASE AGREEMENT CONTRACT NO. XXX

This Subject Purchase Agreement is made on [Date] and forms integral part of the Master Offtake Agreement dated [Date], as amended, entered into between Buyer and Seller. In the event of any conflict between this Subject Purchase Agreement and the Master Offtake Agreement, the relevant provision of the Master Offtake Agreement will prevail unless the Subject Purchase Agreement expressly states the provisions of the Master Offtake Agreement that it is intended to supersede.

BETWEEN:	OM COMMODITIES LLC
8101 Biscayne Blvd, #707
Miami, FL, 33138 USA
(hereinafter called “Seller ” and “OMC”)

AND:	ACE GREEN RECYCLING INC
2700 Post Oak Blvd, Suite 2100, Houston,
TX 77056, USA
(hereinafter called “Buyer/Marketer” and “Ace”)

WHEREAS Buyer and Seller agreed to the purchase the Product(s) [and/or By- Product(s)] based on the following terms.

End user:	[ ]	– In case the purchase is not for its own consumption
Quantity:	[ ]
Product:	[ ]
Specification:	[ ]
Packing:	[ ]
Delivery:	[ ]
Delivery Terms:	[ ]
Price:	[ ]
Quotational Period:	[ ]
Payment:	[ ]
Title and Risk of Loss:	[ ]
Quality and weights:	[ ]
Other:	[ ]

AGREED:
Signed and Stamped:	Signed and Stamped:

by its authorised signatory	by its authorised signatory
Name:	Name:
Stamp:	Stamp: